AGREEMENT OF PURCHASE AND SALE

This Agreement is made effective as of May 31, 2017, between Koo’Toor Design, Inc. (“Koo”Toor”), a public company incorporated in Nevada, and Satel, Inc. (“Satel”) a privately held California Corporation.

WHEREAS:  Satel wishes to purchase Koo’Toor, and Koo’Toor wishes to sell its Company to Satel and therefore, each do hereby enter into an Agreement of Purchase and Sale (“Agreement”) pursuant to the terms and conditions set forth below.

Koo’Toor will be purchased by Satel in a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code.

Koo’Toor and Satel, sometimes referred to jointly as “parties,” hereby acknowledge the receipt and sufficiency of this Agreement and agree each and with the other as follows:

1.  DEFINITIONS

1.1           Definitions.  The following terms have the following meanings, unless otherwise indicated:

(a)	Agreement: This Agreement, and all exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	Applicable Securities Legislation: All applicable securities legislation in all jurisdictions relevant to the issuance of Koo’Toor, Inc. Common and/or Preferred Shares;

(c)	Closing: The completion of this Transaction, in accordance with Section 7 of this Agreement;

(d)	Closing Date: A date mutually agreed upon by the parties hereto in writing and in accordance with Section 9.2 of this Agreement;

(e)	Closing Documents: Papers, documents, and instruments required to be executed and delivered at Closing and pursuant to this Agreement;

(f)
Liabilities:  Includes, but is not limited to, any direct indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, costs, expense, obligation or responsibility, secured or unsecured, asserted as inchoate or otherwise;

(g)
 Loss:  Any and all demands claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorney, accountant and other professional fees and expenses, but excluding any indirect consequential or punitive damages suffered by Satel or Koo’Toor including damages for lost profits or lost business opportunities;

(h)	SEC: The United States Securities and Exchange Commission;

(i)
Koo’Toor Material Adverse Effect: Any claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, threatened against Koo’Toor which involves any of the business, or the properties or assets of Koo’Toor that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Koo’Toor when taken as a whole.

(j)
Taxes:  International, federal, state, provincial and local income taxes, capital gains tax, value added taxes, franchise taxes, personal property and real property taxes, levies, assessment(s), tariffs, duties (including customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(k)	1933 Act: The United States Securities Act of 1933, as amended;

(l)	1934 Act: The United States Securities Exchange Act of 1934, as amended; and

(m)	Schedules: The following schedules are attached to and forms part of this Agreement:

Schedule 1 – Issued and Outstanding Shares of Koo’Toor
Schedule 2 – Debts and Liabilities of Koo’Toor
Schedule 3 – Satel’s Business
Schedule 4 – Assets of Koo’Toor

(n) Transaction Documents: (1) Letter of Intent; (2) Purchase and Sale Agreement between Koo’Toor and Satel; (3) Promissory Note made out to Ruben Gonzales; (4) Convertible Promissory Note made out to Ruben Gonzales; (5) Koo’Toor’s Board of Director’s Resolutions regarding the Purchase and Sale of Koo’Toor to Satel; and (6) Satel’s Board of Director’s Resolutions regarding the Purchase and Sale of Koo’Toor

1.2 Currency:  All dollar amounts referred to in this Agreement are in United States funds, unless expressly stated otherwise.

2.  CONSIDERATION OF SALE AND PURCHASE

2.1 Consideration:  Mr. Ruben Gonzales shall return 60,000,000 Shares of Koo’Toor Common Stock to treasury for cancellation, and shall be compensated in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in the following manner:

(A) Simultaneously to the Closing Date of the Sale and Purchase of Koo’Toor, Inc. a Promissory Note (“Note”) in the amount of One Hundred Fifty Thousand Dollars ($150,000) will be entered into between Koo’Toor and Ruben Gonzales.  The Note will be carry an interest rate of 8% per annum, and is payable in twelve equal installments of Twelve Thousand Five Hundred Dollars ($12,500) per month commencing upon receipt of FINRA approval, obtaining a symbol, trading on the OTC Market, and following a first round of funding; however, in no event later than 30 days past trading on the OTC Market, and on the 1st of every following consecutive month.

(B) Simultaneously with the Closing Date of the Sale and Purchase of Koo’Toor, Inc. a Convertible Promissory Note (“CPN”) in the amount of One Hundred Thousand Dollars ($100,000) shall be entered into between Koo’Toor, Inc. and Ruben Gonzales.  The CPN shall mature in nine months and convert into Common Shares.  The CPN shall carry an interest rate of 8% per annum, carry a prepayment clause of a maximum of 125%, and shall be convertible upon nine months following the receipt of approval from FINRA, receipt of a symbol and commencement of trading on the OTC Market, at 42% discount of the average of the three lowest closing prices in the previous fifteen days prior to the conversion notice.

2.2 Default:  In the event that the payments are not made pursuant to paragraph 2.1(A) above, and within 10 days of the date the payment is due, the interest rate of 8% shall be increased to 12%, on any outstanding balance of the Note, and shall continue accruing until the Note is paid.

3. TERMS:  Simultaneously with the closing of the Sale and Purchase of Koo’Toor, the Board of Directors of Koo’Toor will approve the following:

A.  Officers and Directors: Ruben Gonzales shall resign his position as Director and President of Koo’Toor, along with any other officer position he holds, and Richard Hylen shall be appointed as sole Officer and Director of Koo’Toor.

B.  Debts/Liabilities: At Closing, Koo’Toor represents and warrants that Koo’Toor shall have no outstanding debts and/or liabilities other than those outlined in Schedule 2 and attached to the Purchase and Sale Agreement.

C.  SEC Filing: All appropriate filings, such as a Form 8-K disclosing the entry into a material agreement, shall be filed with the Securities and Exchange Commission, within four days of execution of the Transaction Documents.

D.  Name Change: Within thirty days of the Closing of the Sale and Purchase of Koo’Toor, a Certificate of Amendment with the State of Nevada requesting that the name of the Company be changed to Satel, Inc.  If the Company has not completed its FINRA application prior to filing the Certificate of Amendment, the Company shall not file a Form PRE 14C with FINRA.  If the Company has completed its application with FINRA, been approved and received a symbol, prior to 30 days from the completion of the Acquisition of the Shares of Koo’Toor Design, the Company shall file a Form PRE 14C with FINRA requesting approval for a name change.

E.  Financial Statements: Satel shall furnish Koo’Toor with the last two years of audited financial statements (if required) as prepared by a PCAOB registered firm of accountants and unaudited interim financial statements to the date of the transaction contemplated herein so that Koo’Toor may prepare a Form 8-K filing for submission to the U.S. Securities and Exchange Commission (if required, this shall not be a condition of Closing; however, Satel shall provide necessary financial documents as requested).

F.  Claims/Litigation:  If, within one year of the closing of the sale and purchase of Koo’Toor, it is discovered that any claims have been filed against Koo’Toor, its officers, and or representatives in their capacity as officers and/or directors of Koo’Toor, or if, within one year from closing, any of Koo’Toor’s present or past shareholders, officers or directors files any claims whatsoever, against the company, for acts made by the company and/or officers and/or representatives of the company prior to the closing of the sale and purchase, Koo’Toor shall be held responsible for litigating said claims, and hereby holds Satel harmless from any claims made.

G.  Due Diligence:  The completion of each of the transactions contemplated by this Agreement are subject to continued due diligence throughout the terms outlined in this Agreement, but shall be deemed complete at the closing of the transaction.

H.  Confidentiality:  Koo’Toor and Satel, and any person acting on its behalf, shall keep this Agreement, related correspondence, and any material provided to the other in connection with the proposed Sale and Purchase in strict confidence, and, except as may otherwise be required by law, shall not issue any public statement or press release concerning this transaction without mutual written approval of the substance and form of any such statement or release.

4.  SHARE ISSUANCE

A.           Mr. Richard Hylen, upon closing, shall be issued 45,000,000 Shares of Koo’Toor Common Stock in exchange of Mr. Hylen’s 100% ownership in Satel’s business and outlined in Schedule 3 attached to the Purchase and Sale Agreement between Koo’Toor and Satel.

5.  MISCELLANEOUS

A.  Expenses:  Each party shall be responsible for all legal fees incurred, each to its own, during the Sale and Purchase of Koo’Toor.

B.  Closing: The Closing Date of the Sale and Purchase between Koo’Toor and Satel shall be completed as soon as possible, but no later than May 31, 2017, unless with written consent by both parties.

C. Termination:  Each party may, in writing, terminate the Agreement entered into between Koo’Toor and Satel, up to, and until, three business days prior to Closing, without penalty to either party.

D.  Force Majeure. An event beyond the control of one or both of the Parties, which prevents a Party from complying with any of its obligations under this Contract, including but not limited to an act of God (such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods, civil disturbances, and acts of war.)

In the event that either Party hereto is rendered unable, wholly or in part, by a Force Majeure to carry out its obligations under this Agreement, it is agreed that such Party shall give notice and details of the Force Majeure in writing to the other Party as promptly as possible after its occurrence.  In such cases, the obligations of the Party giving the Notice shall be suspended during the continuance of any inability so caused.  Should a condition of Force Majeure continue for more than thirty consecutive days, this Agreement may be immediately terminated at the Option of the Party not affected by the Force Majeure.

The Party invoking a Force Majeure Event shall submit to the other Party reasonable proof of the nature of the Force Majeure Event and of its effect upon the performance of the Party's obligations under this Agreement.

E.  Severability.  If any term or other provision of this Agreement is determined to be fully or partially invalid, illegal, void, or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, incapable of being enforced, the parties agree to negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible and to carry out the transactions contemplated in this Agreement to the fullest and greatest extent possible.

6.  REPRESENTATIONS AND WARRANTIES OF KOO’TOOR, INC.

Koo’Toor, Inc. represents and warrants to Satel, Corp., and acknowledges that Satel is relying upon such representations and warranties, in connection with the executions, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Satel, as follows:

6.1 Organization and Good Standing.  Koo’Toor is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

6.2 Authority.  Ruben Gonzales (“Gonzales”) has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Koo’Toor Documents”) to be signed by Gonzales and to perform the obligations assigned to Koo’Toor under this Agreement, and to consummate the Transaction contemplated by this Agreement.  The execution and delivery of Koo’Toor Documents by Gonzales and the consummation of the Transaction contemplated by this Agreement have been duly authorized.  No other proceeding on the part of Gonzales is necessary to authorize such documents or to consummate the Transaction contemplated in this Agreement.  This Agreement, as well as other Koo’Toor Documents, when executed and delivered, will be valid and binding obligations of Koo’Toor and will be enforceable under the full force of the law and in accordance with the laws of the State of Nevada, except:

(A) As limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(B) As limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(C) As limited by public policy.

6.3 Payment of Accounts Payable. Koo’Toor represents and warrants that all accounts will be current, with no outstanding balances at Closing and on the Closing Date of this Transaction.

6.4 Non-Contravention.  Neither the execution, delivery, performance of this Agreement nor the consummation of this Transaction will:

(A) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any term, condition, or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Koo’Toor, or any of its material property or assets; or

(B) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Koo’Toor or any of the assets held by Koo’Toor.

6.5 Actions and Proceedings.  To the best knowledge of Koo’Toor, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Koo’Toor, threatened against Koo’Toor which involves any of the business, or the properties or assets of Koo’Toor that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Koo’Toor taken as a whole (an “Koo’Toor Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Koo’Toor Material Adverse Effect.

6.6 Absence of Changes.  Except as otherwise stated in this Agreement, from the date of this Agreement to the Closing Date of this Transaction, Koo’Toor shall not:

(A) Fail to pay or discharge when due any liabilities of which the failure to pay or discharge would cause any material damage or risk of material loss to any of the Assets of Koo’Toor;

(B) Sell, encumber, assign or transfer any of the Assets of Koo’Toor;

(C) Create, incur, assume or guarantee any indebtedness for money borrowed, undertake any mortgage, or pledge, or subject any of Koo’Toor’s Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(D) Suffer any damage, destruction or loss, whether or not covered by insurance, that would materially affect the Assets of Koo’Toor; or

(E) Agree, whether in writing or orally, to do any of the foregoing.

6.7 Capitalization of Koo’Toor. Immediately prior to the Closing of this Agreement, the entire authorized capital stock and other equity securities of Koo’Toor shall consist of 63,360,000 shares of common stock with a par value of $0.001 (the “Koo’Toor Common Stock”) and there shall be no more than 63,360,000 shares of Koo’Toor Common Stock issued and outstanding. All of the issued and outstanding shares of Koo’Toor Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and nonassessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Other than as stated in Schedule 1 attached to this Agreement and the share issuances contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Koo’Toor to issue any additional shares of Koo’Toor Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Koo’Toor any shares of Koo’Toor Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the Koo’Toor Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Koo’Toor Common Stock other than those shares held by affiliates of Koo’Toor.

6.8 Corporate Records of Koo’Toor. The corporate records of Koo’Toor, as required to be maintained by it pursuant to the Nevada Corporations Code, are accurate, complete and current in all material respects, and the minute book of Koo’Toor is, in all material respects, correct, and contains all material records required by the laws of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Koo’Toor.

6.9 Validity of Koo’Toor Shares. The Koo’Toor Shares to be issued to Richard Hylen upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

6.10 Compliance.

(A) To the best knowledge of Koo’Toor, Koo’Toor is in compliance with, is not in default or violation of any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Koo’Toor;

(B) To the best knowledge of Koo’Toor, Koo’Toor is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Koo’Toor Material Adverse Effect;

(C) Koo’Toor has duly filed all required reports and returns with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending, or to the best knowledge of Koo’Toor, threatened, and none of them will be affected in a material adverse manner by the consummation of this Transaction; and

(D) Koo’Toor has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Koo’Toor has not received any notice of any violation, nor is Koo’Toor aware of any valid basis therefore.

6.11 Filings, Consents and Approvals. Koo’Toor shall prepare or obtain any filing, registration, permit or authorization from any public or governmental body or authority, shareholders or other person that is necessary for the consummation by Koo’Toor of the Transaction contemplated by this Agreement and to continue to conduct its business until the Closing Date in a manner which is consistent with that in which it is presently conducted.

6.12 SEC Filings. Koo’Toor has furnished or made available to Satel a true and complete copy of each report, schedule, registration statement and proxy statement filed by Koo’Toor with the SEC (collectively, and as such documents have since the time of their filing been amended, the “Koo’Toor SEC Documents”). As of their respective dates, the Koo’Toor SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC applicable to such Koo’Toor SEC Documents.

6.13 Absence of Undisclosed Liabilities. Except as disclosed in this Agreement, Koo’Toor does not have any material liabilities or obligations direct or indirect, matured or otherwise, absolute, contingent or otherwise which could, in the aggregate exceed $5,000, which have not been paid or discharged.

6.14 Absence of Certain Changes or Events. Except as, and to the extent disclosed, in the Koo’Toor SEC Documents, there has not been:

(A) A Koo’Toor Material Adverse Effect; or

(B) Any material change by Koo’Toor in its accounting methods, principles or practices.

6.15 Personal Property. There are no material equipment, furniture, fixtures or other tangible personal property and assets owned or leased by Koo’Toor, except as disclosed in this Agreement attached as Schedule 4.

6.16 Employees and Consultants. Koo’Toor has one Engagement Agreement with SD Mitchell & Associates, PLC, which shall remain in effect after Closing, or shall be renegotiated, a Management Services Contract with Ruben Gonzales, which will terminate upon Closing, and one Reseller Agreement with Z3 LLC, which will terminate upon Closing.

6.17 No Brokers. Koo’Toor has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

6.18 Certain Transactions. Koo’Toor is not a guarantor or indemnifier of any indebtedness of any third party, including any person, firm or corporation.

6.19 Completeness of Disclosure.  No representation or warranty by Koo’Toor in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Satel pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact that would make any statement materially misleading.

7.  REPRESENTATIONS AND WARRANTIES OF SATEL

Satel represents and warrants to Koo’Toor, Inc., and acknowledges that Koo’Toor is relying upon such representations and warranties, in connection with the executions, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Koo’Toor, as follows:

7.1 Organization and Good Standing.  Satel is duly incorporated, organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

7.2 Authority.  Richard Hylen (“Hylen”) has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Satel Documents”) to be signed by Hylen and to perform the obligations assigned to Hylen under this Agreement, and to consummate the Transaction contemplated by this Agreement.  The execution and delivery of Satel Documents by Hylen and the consummation of the Transaction contemplated by this Agreement have been duly authorized.  No other proceeding on the part of Hylen is necessary to authorize such documents or to consummate the Transaction contemplated in this Agreement.  This Agreement, as well as other Satel Documents, when executed and delivered, will be valid and binding obligations of Satel and will be enforceable under the full force of the law and in accordance with the laws of the State of California, except:

(A) As limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(B) As limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(C) As limited by public policy

8. ADDITIONAL COVENANTS OF THE PARTIES

All of such access, investigation and communication by a party and its representatives shall be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party shall instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Koo’Toor, on the one hand, and Satel, on the other hand, shall, and shall cause each of their respective representatives to:

(A) Afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(B) Furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may reasonably request; and,

(C) Furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

8.2 Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement shall promptly notify the other parties in writing at the addresses listed below if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, and if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedule relating to such party, such party shall promptly deliver to the other party a supplement to the Schedule specifying such change. During the same period, each party shall promptly notify the other party of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

For Satel Inc.:

Mr. Richard Hylen
President
Satel Corp
330 Townsend Street, Suite 135
San Francisco, California 94107

And for Koo’Toor, Inc.:

Mr. Ruben Gonzales
President
Koo’Toor, Inc.
394 N Sunrise Avenue
Roseville, California 95661

8.3 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Koo’Toor and Satel shall not, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person or entity relating to any transaction involving the sale of Koo’Toor or any of the capital stock of Koo’Toor or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

8.4 Conduct of Koo’Toor and Satel Business Prior to Closing. Except as expressly contemplated by this Agreement, or for purposes in furtherance of this Agreement, from the date of this Agreement to the Closing Date, and except to the extent that Satel otherwise consents in writing, Koo’Toor shall operate its business substantially as presently operated and only in the ordinary course of business, and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

8.5 Full Disclosure Requirement. Koo’Toor acknowledges that it is required to file with the SEC upon closing this Transaction, a disclosure document which includes discussion of many aspects of its future business, financial affairs, risks and management. Both parties shall cooperate fully in providing all information and documentation necessary to fulfill this obligation.

8.6 Certain Acts Prohibited - Koo’Toor. Between the date of this Agreement and the Closing Date, Koo’Toor shall not, without the prior written consent of Satel:

(A) Incur any liability or obligation, or encumber or permit the encumbrance, of any properties or assets of Koo’Toor;

(B)  Dispose of, or contract to dispose of, any Koo’Toor property or assets; or,

(C) Materially increase benefits or compensation expenses of Koo’Toor, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

8.7 Public Announcements. Until the Closing Date, Koo’Toor and Satel each agree that they shall not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party and seeking reasonable consent to such announcement. Satel acknowledges that Koo’Toor must comply with securities laws requiring full disclosure of material facts and agreements in which it is involved, and shall co-operate to assist Koo’Toor in meeting its obligations.

9. CLOSING

9.1 Closing. The Closing shall take place by the Closing Date set forth in the Agreement and may be completed via email at sharondmac2013@gmail.com and/or facsimile (248) 751-6030 through the law firm of SD Mitchell & Associates, PLC.

9.2 Closing Date.  The Closing Date shall be as soon as possible, but not later than May 31, 2017, unless agreed upon and in writing by both parties.

9.3 Closing Deliveries of Koo’Toor. At Closing, Koo’Toor shall deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Satel:

(A) Copies of all resolutions, resignations and/or consent actions adopted by or on behalf of the board of directors of Koo’Toor evidencing approval of this Agreement, the resignation and appointment of Directors, the Name Change and the Transaction;

(B) Share certificates representing the Shares registered in the name of Ruben Gonzales, shall be sent to SD Mitchell & Associates, PLC;

(C) All certificates and other documents required by this Agreement; and

(D) The Koo’Toor Documents and any other necessary documents, each duly executed by Gonzales required, to give effect to the Transaction.

10. TERMINATION

10.1 Termination. This Agreement may be terminated, in writing, at any time prior to the Closing Date contemplated hereby by:

(A) Mutual agreement of Koo’Toor and Satel;

(B) Satel, if there has been a material breach by Koo’Toor of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Koo’Toor that is not cured, to the reasonable satisfaction of Satel, within three business days after notice of such breach is given (except that no cure period shall be provided for a breach by either party that by its nature cannot be cured);

(C) Koo’Toor, if there has been a material breach by Satel of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Satel that is not cured, to the reasonable satisfaction of Koo’Toor, within three business days after notice of such breach is given (except that no cure period shall be provided for a breach by either party that by its nature cannot be cured);

(D) Satel or Koo’Toor, if the Transaction contemplated by this Agreement has not been consummated prior to May 31, 2017, unless both parties agree to extend such date in writing; or,

(E) Koo’Toor or Satel, if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Transaction contemplated by this Agreement.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

11. INDEMNIFICATION, REMEDIES, SURVIVAL

11.1 Certain Definitions. For the purposes of this Section 11, the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorney, accountant, and other professional fees and expenses of an amount not less than $5,000, but excluding any indirect, consequential or punitive damages suffered by Satel or Koo’Toor, including damages for lost profits or lost business opportunities.

11.2 Koo’Toor Indemnity. Koo’Toor shall and does hereby indemnify, defend, and hold harmless Satel and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Satel and its shareholders by reason of, resulting from, based upon or arising out of:

(A) Any breach by Koo’Toor of this Agreement; or

(B) Any misstatement, misrepresentation or breach of the representations and warranties made by Koo’Toor and contained in or made pursuant to this Agreement, any Koo’Toor Document or any certificate or other instrument delivered pursuant to this Agreement.

11.3 Satel Indemnity. Satel shall and does hereby indemnify, defend, and hold harmless Koo’Toor and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Koo’Toor by reason of, resulting from, based upon or arising out of:

(A) Any breach by Satel of this Agreement; or

(B) Any misrepresentation, misstatement or breach of representations and warranties of Satel and contained in or made pursuant to this Agreement, any Satel Document or any certificate or other instrument delivered pursuant to this Agreement.

12. GENERAL

12.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other party and all such representation, warranties and agreement shall be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements shall survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

12.2 Further Assurances and Provision of Information. Each of the parties hereto shall co-operate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party of this Agreement as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Koo’Toor agrees to provide such information as requested by Satel in a timely manner prior to Closing Date.

12.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

12.4 Expenses. Except as otherwise stated in this Agreement, each party shall pay and be responsible for its own expenses incurred by and in connection with the preparation, execution, and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

12.5 Entire Agreement. This Agreement, the schedule attached hereto and the other documents in connection with this Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect to this Agreement. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

12.6 Notices. All notices and other communications required or permitted under this Agreement shall be sent to the addresses exchanged by the parties set forth in this Agreement under Section 8.2 for this purpose, and as may from time to time be updated by one party to the other, which must be in writing and shall be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes. All such notices and other communications shall be deemed to have been received:

(A) In the case of personal delivery, on the date of such delivery;

(B) In the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(C) In the case of delivery by internationally-recognized express courier, on the business day following dispatch; and,

(D) In the case of mailing, on the fifth business day following the post marked date of mailing.

12.7 Headings. The headings contained in this Agreement are for convenience purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.8 Benefits. This Agreement is and shall only be construed as for the benefit of or enforceable by those persons party to this Agreement.

12.9 Assignment. This Agreement may not be assigned (except by operation of law) by either party without the consent of the other.

12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the Federal laws applicable to the subject matter in the State of Nevada.

12.11 Gender. All references to any party shall be read with such changes in number and gender as the context or reference requires.

12.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

12.13 Fax/Email Execution. This Agreement may be executed by delivery of executed signature pages by fax and or email and such fax or email  execution shall be effective for all purposes.

12.14 Independent Legal Advice. Satel and Koo’Toor confirm that each has been given the opportunity to seek and obtain independent legal advice prior to execution of this Agreement, and enter into this Agreement and execute this Agreement on the same equal footing, with equal understanding of the Agreement.

12.15 Schedules and Exhibits. Any schedules and exhibits that are attached to this Agreement are incorporated herein.

12.16 References. Unless otherwise explicitly stated, all references to a “Section” “Schedule” or Exhibit” herein refer to a section, schedule or exhibit in and to this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 31st  day of May, 2017.

KOO’TOOR DESIGN, INC.                                                                                          SATEL, INC.

/s/Ruben Gonzales                      /s/Richard Hylen
___________________________                                                                            ______________________________
By: Ruben Gonzales, President                                                                                     By: Richard Hylen, President

SCHEDULE 1 – ISSUED AND OUTSTANDING SHARES OF KOO’TOOR

As of May 17, 2017, there are 63,360,000 Issued and Outstanding Shares of Common Stock; as follows:

A. McClendon
Optempus Investments, Inc.	50,000
C. Silbert	50,000
D, Murtaugh	50,000
Avanos Inc.	50,000
L. Grbac	50,000
M. Kaylor	5,000
R. Tucker	50,000
S. Gerus	50,000
S-1 Services	3,000,000
Ruben Gonzalez	60,000,000
Total	63,360,000

The number of authorized Common Shares is 100,000,000; par value $0.001, and there are no authorized Preferred Shares.

SCHEDULE 2 – DEBTS AND LIABILITIES OF KOO’TOOR

Debts and Liabilities:

1.	Management Services Agreement $1,000 per month from May 4, 2016 (total $12,000);

2.	SD Mitchell & Associates, PLC Engagement Agreement $2,000 per month from November 1, 2016 (total $14,000)

3.	Operating Expenses paid by Management as of 2/28/2017; $9,213.00

SCHEDULE 3 – SATEL’S BUSINESS

Satel, Inc. Company Overview

Satel Inc., (the “Company” or “Satel”) was originally formed as Satel, LLC on February 26, 2003 as a California limited liability company. Satel, LLC converted to a California Corporation, Satel, Inc., by Articles of Incorporation with a Statement of Conversion signed by Richard Hylen as managing member of Satel LLC, dated December 20, 2013 and filed with the California Secretary of State on December 23, 2013. The Company operates in the city of San Francisco and Greater Bay Area providing residential buildings with its existing High Speed Internet, VoiSelect Digital Voice and DIRECTV™ services for Multi-Dwelling Units (MDU) and providing  commercial buildings with DIRECTV™ services .

Satel’s business model includes relationships built with building managers and our licensing agreement with DIRECTV™ and their Service Operators to provide dedicated High-Speed Internet and VoiSelect Digital Voice at competitive pricing compared to the local legacy carriers. In addition to competitive pricing, the Company provides meaningful benefits to building owners/managers of which the benefits include all of the necessary equipment and labor to install the network. This equipment and labor is provided at no additional cost by Satel and for the customer under the terms and conditions of a long term Right of Entry Agreement (“ROE”). Additional benefits include no up-front or reoccurring costs for the Property in order to maintain the network, equipment and maintenance. The company, at times, uses the MDU’s existing horizontal coaxial cable, Ethernet, or telephone infrastructure to deploy the network as a part of the ROE, while no additional horizontal wiring or addition cost of re-wiring is required.

The company’s current Internet service is less expensive than AT&T, Google and Comcast, which currently offer ‘Gigabit’ services that cannot be delivered in the San Francisco area. Satel’s new network will only offer download speeds of 200Mb-500Mb, with unlimited downloads for a cost less than those fees charged by other carriers. The reason for offering lower speeds is because improvements in Over-The-Top (OTT) technology transmission has resulted in reduced the speed requirements. The company believes that it can offer a good and marketable monthly service in the $40-$45 range. OTT is currently the driving force behind Internet bandwidth. OTT services such as Apple, Netflix and Hulu do not offer live local channels. Satel has the ability to provide local channels thereby making its service more attractive.

On August 15, 2016, Mr. Richard Hylen, our Company’s founder is the CEO and Chairman since inception in 2016.  Mr. Hylen is currently our sole officer and director of the Company and acts as the Chairman of the Board and our Chief Executive Officer. Satel employs 4-full time employees, including Mr. Hylen, and 4 part-time employees. They include 2 employees for Customer Services, 1 administrator, 3 installer technicians, and a commercial technician. We have been operating from our headquarters since 2003, located at 330 Townsend Street, Suite 135, San Francisco-California 94107. Our facility is approximately 1,000 sq-ft and provides the administrative and technical facilities required to service the business operations. The company has recently renewed a 2-year lease for the space.

Richard Hylen, our President and the Founder of Satel provides more than 40 years of experience with video and Internet services that incorporate multiple technologies including: cable, fiber, satellite, wireless and CAT5. He has provided these technologies domestically and internationally to over 50 countries worldwide. The Company website ‘www.satelsf.com’ provides customers with information regarding Satel’s products and services, however, it does not offer customer account information and is not compliant with XBRL and investor access. Satel will utilize part of the ‘Use of Proceeds’ for implementing these website features in the future.

The Company continues to secure new customers and subscribers of the proposed services. Last year the Company renewed its DirecTV license which allows the company to sell DirecTV’s cable/satellite services. There are no restrictions under the DirecTV license which prohibit the Company from selling Internet or local channels. The use of Internet services is not new; however, the Company’s business model is based on the premise that customers will be drawn to these products and services because of competitive pricing and product technology available along with delivery of local broadcast channels.

Currently the company provides service to approximately 18,108 high rise condo and apartment dwellings located in 167 buildings that have been wired by Satel to receive satellite delivered television entertainment through the company’s licensing agreement with DirecTV.

There are approximately 1,354 subscribers to the DirecTV service with the average monthly fee charged by DirecTV for each account being approximately $120.  Satel receives 18% of the monthly fee from DirecTV and in accordance with the terms of the licensing agreement.

In addition to the 18% commission fee, Satel receives an installation fee from DirecTV on each new customer and a monthly service fee of $9.95 from approximately 70% of the total number of accounts and pursuant with the customer to a contract between Satel and the customer that includes this fee.

In summary, from the current 1,354 subscribers, Satel’s average monthly revenue per subscriber is based on receiving $29.05resulting in monthly revenues of approximately $40,000.00. Other revenue is generated from approximately 5,400 subscribers at $20.52 each. Lastly, the company offers two types of customer contracts which allow the customer to choose the various program packages offered by DirecTV within commercial buildings resulting in additional monthly revenues of approximately $11,200.

Satel has begun offering limited Internet services to many of the complexes in which they also provide DirecTV services which result in additional average monthly revenues of approximately $8,783.00 per month.

Satel’s revenue from the combination of individual DirecTV subscribers, DirecTV services from office buildings plus Internet subscribers averages to be approximately $70,000 per month.

One contract includes a fee and the other contract requires no fee. Both contracts include the DirecTV MDU Equipment Lease Agreement which is required by DirecTV for each new customer, along with options for ‘No Commitment’, ‘One Year Commitment’, or ‘Two Year Commitment’. The Satel ‘No Fee’ customers are properties acquired from other companies that did not require monthly fee.  The Satel ‘Fee’ customers are properties we acquired directly and pay a monthly fee to Satel. The Satel ‘Terms and Conditions’ provide for a disclosure of rates and charges, a warranty that covers equipment use, repair and replacement, and miscellaneous provisions that provides disclosure regarding jurisdiction laws and rights for the customer. The DirecTV MDU Equipment Lease Agreement provides additions customer rights and warranties.

We anticipate that there could be an increase in demand for our products and services based upon our growth trend from 2003 through 2016. Satel reported its first revenues in 2003 of $574,000, and by 2015 our revenues have increased to $1,131,000. Total accumulated revenues to date from 2003 through 2016 are approximately $11.8M. Our average annual revenue is $785,000 with the lowest annual revenue of $574,000 and the highest annual revenue of $1,145,000.  From 2014 to the present the company’s annual revenue has been greater than the average annual revenue by approximately 15% in 2014, and 30% in 2015. We anticipate purchasing more equipment to service new accounts in 2017.

Since inception, our operations have consisted of providing products and services to our existing customer base, while growing through adding new properties and marketing to new potential customers in the San Francisco area. The Company intends to continue to manage and operate our substantive operations. As the Founder of our Company, our sole officer and director, Richard Hylen has over 40 years of experience in this industry. He was the managing director of Turner Broadcast Far East Ltd. and a Sr. Executive with Viacom. His skill set encompasses successfully negotiating complicated licensing agreements with government entities, creating various ventures and partnerships, developing strategic distribution relationships and managing advanced technologies to provide consumers with video and internet services. Satel is recognized as one of the nation’s largest providers of DirecTV to high-rise buildings in a major metropolitan area.  As our president, Mr. Hylen understands the inner-workings of our industry and the processes required to market and support our products and services.  Presently Mr. Hylen has set out a scope of costs to expand our market in the San Francisco area. Proceeds from this offering will allow us to undertake the initial expansion of our products and services.

We accept payments via credit card, check or wire from the customers of our product.  We will pay bank and other fees, which may increase over time and raise our operating costs and lower profitability. We will rely on the bank system to timely deliver the credit to our account, and it could disrupt our business if these bank’s systems fail or are delayed.

Company Overview

Satel Inc., (the “Company” or “Satel”) was originally formed as Satel, LLC on February 26, 2003 as a California limited liability company. Satel, LLC converted to a California Corporation, Satel, Inc., by Articles of Incorporation with a Statement of Conversion signed by Richard Hylen as managing member of Satel LLC, dated December 20, 2013 and filed with the California Secretary of State on December 23, 2013. On September 25, 2016 Satel Group, Inc. purchased all of the assets of Satel, Inc., and therefore this Company was recently organized and continues to operate with the same management while engaged in providing their existing High Speed Internet, VoiSelect Digital Voice and DIRECTV™ services for Multi-Dwelling Units (MDU) and/or commercial and residential buildings including: businesses, apartments and condominiums, and residential communities in the city of San Francisco and Greater Bay Area.

Satel’s business model includes relationships built with building managers and our licensing agreement with DIRECTV™ and their Service Operators to provide dedicated High-Speed Internet and VoiSelect Digital Voice at competitive pricing compared to the local legacy carriers. In addition to competitive pricing, the Company provides meaningful benefits to building owners/managers of whom the benefits include all of the necessary equipment and labor to install the network. This equipment and labor is provided at no additional cost by Satel and for the customer under the terms and conditions of a subscription contract. Additional benefits include no up-front or reoccurring costs for the customer in order to maintain the network, equipment and maintenance. The company uses the MDU’s already existing horizontal coaxial cable, Ethernet, or telephone infrastructure to deploy the network as a part of the subscription contract, while no additional horizontal wiring or addition cost of re-wiring is required.

The company internet service is planned to be less expensive than AT&T, Google and Comcast, which currently offer ‘Gigabit’ services that cannot be delivered in the San Francisco area. Satel will only offer download speeds of 200Mb-500Mb, with unlimited downloads for a cost less than those fees charged by other carriers. The reason for offering lower speeds is because any Over-The-Top (OTT) technology transmission reduces the speed requirements. The company believes that there is a good and marketable monthly service in the $40-$45 range. OTT is currently the driving force behind Internet bandwidth. OTT services such as Apple, Netflix and Hulu do not offer live local channels. Satel has the ability to provide local channels thereby making its service more attractive.

Opportunity

Based on available literature, the Company has been providing their services since 2004, and is the largest DirecTV system operator in the City of San Francisco and Greater Bay Area.  San Francisco is among the credible candidates to be the economic capital of the 21st century. It is the main urban center of a region that is home to many of the leading corporations of the digital age, an area that has become an unparalleled hub of innovation, invention and entrepreneurship. San Francisco had just 852,469 inhabitants as of July 2014, according to the U.S. Census, only 10 percent more than it did in 1950. And while San Francisco is pretty densely populated by U.S. standards, it could clearly fit a lot more people. If it were as densely settled as the New York City borough of Brooklyn, for example, it would have a population of 1.7 million.

In earlier decades, when suburban living was in vogue and the Bay area’s center of economic gravity was shifting southward toward San Jose, San Francisco’s slow growth seemed natural enough. But now more and more of the smart, ambitious young people who power the region’s economy would rather live in the city than in the tract homes of Silicon Valley. Satel has been targeting this subscriber base, both individually and commercially.

For example, many of them commute south from San Francisco to the suburban office campuses of Apple, Facebook, Alphabet/Google and other tech giants. And newer tech companies (or tech-enabled companies) have increasingly been locating in San Francisco proper. The result is a city that, even as its latest wave of startups begins to struggle, feels like it’s on the verge of the kind of economic leap forward that most places on the earth can only dream about. Economists have learned much in recent years about the advantages of agglomeration. Put lots of highly skilled, highly productive, highly innovative people together in the same place and the economic gains are huge. The Bay area has been such a place for a while now; what’s new is San Francisco’s opportunity to regain its role as the region’s economic epicenter, in turn driving even more economic growth in the area and -- by extension -- the U.S.

The city is growing. It has added about 50,000 people since 2010, and 8,900 new housing units were under construction as of last fall. Big new apartment buildings are transforming once sparsely populated areas south of downtown. But on the whole it’s fair to say that San Francisco hasn’t exactly embraced the role of boomtown. There are voter-imposed limits on office construction, new housing developments usually face protests and litigation, and local politics boasts a strong contingent of “progressives” whose main goal seems to be keeping the city from changing.

Industry Overview

The global Internet audience continues to grow steadily, with the worldwide base of broadband Internet users (including fixed and wireless) in the 3.2 billion range as 2016 began. This vast base of high speed Internet users encourages businesses to innovate in order to offer an ever-evolving array of online services. Sectors that are growing very rapidly online include the sale of entertainment products, event tickets, travel, apparel and consumer electronics.

The most powerful trends on the Internet include access via wireless devices, the migration of entertainment to the web and cloud-based software-as-a-service. Today, consumers are more focused than ever on finding the best prices, as consumer attitudes and shopping habits changed dramatically as a result of the 2007-09 recession. Consequently, e-commerce firms that offer high value at low prices are well-positioned to prosper. The standout winner in e-commerce continues to be Amazon, where sales have soared thanks to aggressive discount pricing, free shipping for its “Prime” members and an ever-growing variety of merchandise categories. Amazon's revenues soared from $34.2 billion in 2010 to $107.0 billion in 2015.

Telecommunication, or telecom, companies provide fixed and mobile voice, text, and data transmission to consumers, small businesses, enterprises, and government entities. Traditionally, telecom companies made money mainly by providing voice calling, text messaging, and Internet connectivity through wireline or landline connections. It offered its services to consumers and businesses. Now, the business is driven wireless along with wired Internet, data, and business solutions. In wireline, telecom companies sell voice and data services to customers. They offer traditional landline phones and VoIP (Voice over Internet Protocol). For the Internet, they give solutions ranging from basic connectivity over the usual DSL (digital subscriber line) to high-speed connections. In home entertainment, they provide television services through IPTV (Internet Protocol television). They also sell advanced services in video conferencing, high bandwidth dedicated lines, and secured communication setups to their large customers.

Although telecom companies provide voice and data services to consumers and businesses, the nature of these services differs significantly between the two customer segments. While residential customers mainly use wireless services, businesses use wireline to get high-capacity broadband and advanced communications services. Also, telecom companies rent their facilities or networks—providing wholesale data and communication access—to other carriers.

Key companies in the US include AT&T (T), Verizon (VZ), and Sprint (S) which are the large integrated telecom companies. They’re publicly-traded companies. They provide wireless and wired services. T-Mobile (TMUS) is a listed national wireless operator. Traditionally, regional wireline players—like CenturyLink (CTL), Frontier Communications (FTR), and Windstream Holdings (WIN)—are the other key telecom companies listed in the US. A wireline network includes interlinked connection and redistribution systems. The network allows information—like voice and data—to travel electronically. Traditionally, local and long distance telephony—including voice calls, messaging, and fax—were the primary wireline services. They traveled, or were transmitted, over a network of copper wires and switches. The wires and switches connected calls between users. Now, the network includes the copper infrastructure connecting traditional landlines and pay phones. It mainly includes the broadband network delivering VoIP (Voice over Internet Protocol), Internet, TV services, and managed private communications. Broadband infrastructure is a critical resource for economic development. Most countries across the globe have strategic plans in place—like the National Broadband Plan—to expand and develop their network.

Current Operations

Since inception in 2003, our operations have primarily consisted of providing DirecTV services and the equipment required to maintain those services in the City of San Francisco. In 2014 we began providing Internet services. Our business model includes a three-phase plan that details the steps we intend to take to expand our services, launch and market our new products.

Phase 1:  Rebuilding our wireless Internet network. This will allow existing customers access to local television channels at a minimum monthly charge, and faster Internet speeds. The company can attract new residential and commercial subscribers.

Phase 2: Enhancing our website to include point of sale transactions and allow subscribers to manage their accounts and purchase additional services online.

Phase 3: Add 5,000 new units passed to our subscriber base and support the increase in subscriber volume with the wireless Internet network and website.

Products

Currently the company provides service to approximately 18,108 high rise condo and apartment dwellings located in 170 buildings that have been wired by Satel to receive satellite delivered television entertainment through the company’s licensing agreement with DirecTV.

There are approximately 1,354 subscribers to the DirecTV service with the average monthly fee charged by DirecTV for each account being approximately $120.00.  Satel receives 18% of the monthly fee from DirecTV and in accordance with the terms of the licensing agreement.

In addition to the 18% commission fee, Satel receives an installation fee from DirecTV on each new customer and a monthly service fee of $9.95 from approximately 70% of the total number of accounts and pursuant with the customer to a contract between Satel and the customer that includes this fee.

In summary, from the current 1,354subscribers, Satel’s average monthly revenue per subscriber is based on receiving $29.05 resulting in monthly revenues of approximately $40,000.00. Other revenue is generated from approximately 5,400 subscribers at $20.52 each. Lastly, the company offers 2 types of customer contracts which allow the customer to choose any of the various program packages offered by DirecTV within commercial buildings resulting in additional monthly revenues of approximately $11,200.

Satel has been offering limited Internet services to many of the complexes in which they also provide DirecTV services which result in additional average monthly revenues of approximately $8,783.00 per month.

Satel’s revenue from the combination of individual DirecTV subscribers, DirecTV services from office buildings plus Internet subscribers averages to be approximately $70,000 per month.

One contract includes a fee and the other contract requires no fee. Both contracts include the DirecTV MDU Equipment Lease Agreement which is required by DirecTV for each new customer, along with options for ‘No Commitment’, ‘One Year Commitment’, or ‘Two Year Commitment’. The Satel ‘No Fee’ customers are properties we acquired from other companies that were not paying a monthly fee to Satel.  The Satel ‘Fee’ customers are properties we acquired directly and pay a monthly fee to Satel. The Satel ‘Terms and Conditions’ provide for a disclosure of rates and charges, a warranty that covers equipment use, repair and replacement, and miscellaneous provisions that provides disclosure regarding jurisdiction laws and rights for the customer. The DirecTV MDU Equipment Lease Agreement provides additions customer rights and warranties.

The company Internet service is planned to be less expensive than AT&T, Google and Comcast, which currently offer ‘Gigabit’ services. Satel will offer download speeds of 200Mb-500Mb, with unlimited downloads for a cost less than those fees charged by other carriers. The reason for offering lower speeds is because improvements in Over-The-Top (OTT) technology transmission reduce the speed requirements. The company believes that It can offer a good and marketable monthly service in the $40-$45 range. . OTT is currently the driving force behind Internet bandwidth. OTT services such as Apple, Netflix and Hulu do not offer live local channels. Satel has the ability to provide local channels thereby making its service more attractive.

Proposed Advertising

In the first 3 phases, we intend initially to directly advertise to customers or conduct direct to customer sales.

Marketing

We plan to market our product to new building managers using a direct B2B campaign.   We plan to contract a field engineer, and our CEO, Richard Hylen has established long-term relationships with builders, management companies, managers and city services to introduce our product and create our initial sales. Our CEO has experience in the Internet service field, and believes that direct marketing of our product to consumers would not have the potential for sales that it would have being sold through established building managers.

The Website

http://satelsf.com/

Based in San Francisco, Satel provides High Speed Internet, VoiSelect Digital Telephone, and DIRECTV™ for Multi-dwelling buildings including: Businesses, Apartments and Condominiums, and Residential Communities since 2003.

We partner with Building Managers and DIRECTV™ Service Operators to provide dedicated High-Speed Internet, and VoiSelect Digital Telephone at a fraction of the cost of legacy carriers. Using advanced technology, we connect all kinds of communities “BETTER, FASTER, and LESS EXPENSIVE”.

Satel provides meaningful benefits to Building Owners/Managers including;

•	All Equipment and labor to install the network is provided at no cost.

•	There are no up-front or reoccurring costs to maintain the network, equipment and maintenance are the responsibly of Satel.

•	The Buildings existing Coaxial, Ethernet, or telephone infrastructure is used to deploy the network and no additional wiring or the addition cost of re-writing is required.

Satel High Speed Internet, and VoiSelect Digital Telephone is available in the Greater Bay area and San Francisco. We serve many of the area’s most prestigious properties, including communities managed by Avalon Communities, Cushman Wakefield, Tishman Speyer and Hill & Company.

Marketing Strategy

We would like to put our marketing strategy on a sound footing right from the start. We have begun initial market research and our CEO has decided for the strategy that we will implement to expand our Company.  It is our belief this strategy will provide us with growth if executed properly and we obtain   health service companies that already have established customer base, website, and representatives will launch and diffused our product into the market.

Customers and Statistics – Due to the proximity of our CEO to San Francisco, we will continue to market to the population in the City of San Francisco, California; the residential and commercial in the area will be solicited by our CEO to distribute our product.  The last census in 2014 assessed a population of 864,816, which makes it the 13th largest city in the USA. The city is the social and monetary center of the Bay Area in California, with a total population of the surrounding area to be 7,650,000. The metropolitan area is precisely the second largest in the United States. San Francisco has 345,000 homeowners (American Committee Survey updated January 2016).  The next closest population to which we hope to draw customers is the Bay Area. The population of the Bay area is 7,561,755 (Lisa Pickoff-White and Dan Brekke MARCH 26, 2015).

Growth Strategy

We believe our target customers are existing subscribers, renters and new home-owners. We anticipate that our existing footprint in the San Francisco area will assist in expanding our customer base and allow us to grow our subscriber base. We also hope to grow our website’s popularity on the Internet, providing us a greater name recognition in San Francisco.

Employees and Consultants

On August 15, 2016, Mr. Richard Hylen, our Company’s founder, was appointed Chairman and CEO of the newly formed company, as he has been the CEO and Chairman since inception in 2003.  Mr. Hylen is currently our sole officer and director of the Company and acts as the Chairman of the Board and our Chief Executive Officer. Satel employs 4-full time employees, including Mr. Hylen, and 4 part-time employees. They include 2 employees for Customer Services, 1 administrator, 3 installer technicians, and a commercial technician. We have been operating from our headquarters since 2003, located at 330 Townsend Street, Suite 135, San Francisco-California 94107. Our facility is approximately 1,000 sq-ft and provides the administrative and technical facilities required to service the business operations. The company has recently renewed a 2-year lease for the space. We intend to add a field engineer and 2 marketing staff as the Company grows. Any such additions will be made at the judgment of management and to meet the Company's then current needs.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officer. Also the principal offices and positions held by each person with us and the date such person became our director, and/or executive officer. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his or his successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors.

Name                                              Age                      Position
Richard Hylen                                71                        Chairman, Director, President, CEO, CFO, Secretary and Treasurer

Richard Hylen is the Chairman, CEO, President, Secretary, Treasurer and Director of Satel Group Inc.; whereas Richard Hylen, our President and the Founder of Satel provide more than 40 years of experience with video and Internet services that incorporate multiple technologies including: cable, fiber, satellite, wireless and CAT5. He has provided these technologies domestically and internationally to over 50 countries worldwide.

SCHEDULE 4 – ASSETS OF KOO’TOOR

Koo’Toor has no assets.